Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common shares, no par value per share, of Flora Growth Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 21, 2023

/s/ Clifford Starke
CLIFFORD STARKE

/s/ Dany Vaiman
DANY VAIMAN

/s/ Edward Woo
EDWARD WOO